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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

CLASSON,                  ROLF                      A.
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   (Last)               (First)                 (Middle)
c/o Enzon, Inc., 40 Kingsbridge Road

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                                    (Street)

Piscataway,                                 NJ                           08854
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

01/02/97

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3. IRS or Social Security Number of Reporting Person (Voluntary)

###-##-####
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4. Issuer Name and Ticker or Trading Symbol

ENZON, INC.  (ENZN)
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)


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             Table I -- Non-Derivative Securities Beneficially Owned
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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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


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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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

Stock Option +
(right to buy)           ++        1/2/07         Common Stock             60,000         $2-15/16       D              --
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Stock Option +
(right to buy)           +++       1/2/07         Common Stock             10,000         $2-15/16       D              --
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
Explanation of Responses:

+    Granted under the Company's Non-Qualified Stock Option Plan, as amended.

++ This option shall vest and become exercisable as to 20,000 shares on January 2, 1998; as to 20,000 shares on January 2, 1999; and as to the remaining 20,000 shares on January 2, 2000; provided, however, that such option shall not vest and become exercisable as to any such shares unless the reporting person has served continuously on the Board during the one year period prior to the date on which such option is scheduled to vest and become exercisable as to such shares (unless due to his death or disability).

+++ This option shall vest and become exercisable as to 5,000 shares on January 2, 1998 and as to 5,000 shares on January 2, 1999; provided, however, that such option shall not vest and become exercisable as to any such shares unless the reporting person has served continuously on the Board during the one year period preceding the date on which such option is scheduled to vest and become exercisable as to such shares (unless due to his death or disability).




/S/ ROLF A. CLASSON                                           1/08/97
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.